Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (No. 333-270702) of our report dated May 1, 2023, except for the effects of the adjustments to retrospectively apply the change in presentation for the June 2023 share reverse split described in Notes 13 and 21, as to which the date is July 7, 2023, with respect to our audit of the consolidated financial statements of Oranco, Inc. as of and for each of the two years ended June 30, 2022 and 2021. We also consent to the reference of PKF Littlejohn LLP as an independent registered public accounting firm under the heading ‘Experts’ in this Registration Statement.

/s/ PKF Littlejohn LLP
London, United Kingdom
November 27, 2023